Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2015, except for the effects of the restatement and revision discussed in Note 2 to the consolidated financial statements, as to which the date is May 28, 2015, and except with respect to our opinion on internal control over financial reporting insofar as it relates to the matter described in the fourth paragraph of Management’s Annual Report on Internal Control over Financial Reporting as to which the date is November 13, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Alere Inc.’s Annual Report on Amendment No. 3 on Form 10-K/A for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 12, 2016